Exhibit 10.5

INTERIM SERVICES AGREEMENT

This INTERIM SERVICES AGREEMENT (this "Agreement"), entered into as of the September 29, 2022, is by and between RANDSTAD PROFESSIONALS US, LLC d/b/a Tatum, a Delaware limited liability company, with offices at 3625 Cumberland Boulevard, Suite 600, Atlanta, GA 30339 ("Tatum"), and Blue Apron Holdings, Inc. with offices at 28 Liberty Street, 28th Floor, New York, NY 10005 (the "Company").  A "Party" shall mean either Tatum or the Company, as the case may be; the "Parties" shall mean Tatum and the Company, collectively.

WHEREAS, the Company desires to engage Tatum to perform certain outsourced interim services; and, Tatum is willing to provide the services of its personnel to perform such tasks subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Tatum and the Company agree as follows:

1.Services. The services (the "Services") and fees will be more particularly described on the template Schedule attached hereto and will be provided by an individual professional (the "Tatum Professional") identified on such Schedule.  Schedules for additional Tatum Professionals may be added from time to time upon the mutual written agreement of the Parties.  In addition, upon the request of the Company and the execution of an additional Schedule to this Agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

2. Engagement. The Tatum Professional will be engaged by Tatum and Tatum will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Professional.  The Company will be solely responsible for: establishing and approving appropriate work locations for the Tatum Professional at the Company’s site or other remote locations; providing the Tatum Professional day-to-day guidance, supervision, direction, assistance; and providing the Tatum Professional with all information necessary for the successful and timely completion of the Services.  Tatum will have no oversight, control, or authority over the Tatum Professional with respect to the Services or work locations.  The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes and any work product required of the Tatum Professional.  The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Professional will report directly to the Company manager with respect to the provision of the Services.  The Parties acknowledge that the Tatum Professional is an employee of Tatum and shall not be a Company employee although such Tatum Professional may be appointed as an executive officer of the Company.   Unless the Tatum Professional is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Professional to be the ultimate decision making authority for any material decision, government reporting or public filing relating to the Company's business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.  Tatum acknowledges that the Tatum Professional will be appointed as an executive officer of the Company and the Tatum Professional will be required to adhere to all Company policies applicable to executive officers. To the extent the Tatum Professional first provides consulting services prior to appointment as an officer of the Company Tatum acknowledges that the Tatum Professional shall have no authority to bind the Company or make any material decision prior to such appointment as an officer.

3. Fees and Expenses. The Company will pay Tatum the fees set forth on the applicable Schedule.  In addition, the Company will reimburse Tatum directly for all reasonable travel and out-of-pocket expenses incurred in connection with this Agreement (including any Schedules), provided such expenses are incurred in compliance with the Company’s travel policy and are reasonably documented and invoiced at actual cost. Any individual expense in excess of $500 shall require the prior written approval of the Company prior to incurrence.  Tatum shall invoice the Company for, and the Company shall pay to Tatum for further remittance to the appropriate taxing authorities, any sales or use taxes applicable to the Services.  If the Company claims that it is exempt from any such sales or use taxes, then the Company must provide Tatum with an exemption certificate satisfactory to Tatum.

4.Payment Terms. Payments to Tatum should be made within 30 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by Tatum from time to time. Tatum will bill for Services weekly in arrears. All invoices submitted to the Company must be in PDF format (one invoice per PDF) and sent via email to invoices@blueapron.com on a weekly basis.

Bank Name and Address: Bank of America Merrill Lynch, 1401 Elm Street, Dallas, TX 75202

Beneficiary: Tatum

Beneficiary Account Number: 8188293153

ABA Transit/Routing Number: 071000039

Please reference the Company's name in the body of the payment.

5.Effective Date and Termination. This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, or (ii) the date of the last signature to this Agreement as indicated on the signature page. In the event that a Party commits a material breach of this Agreement (including any Schedule) and fails to cure the same within 30 days following delivery by the non-breaching Party of written notice specifying the nature of the breach, the non-breaching Party may terminate this Agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules. Each party may terminate this Agreement, and Company may terminate the services of the Tatum Professional at any time, and for any reason or no reason, upon not less than thirty (30) days’ prior written notice to Tatum and the Tatum Professional; provided, however, that in the event of any such termination by Tatum and the Tatum Professional is still on assignment with Company, the Company shall have the right to offer the Tatum Professional the option to continue his or her employment directly with the Company, without any liability from the Company to Tatum. Upon any termination of this Agreement, the Company shall only be responsible for the fees that have accrued under this Agreement through the date of termination.

6.Conversion and Professional Placement Fees

(a)Conversion Fee. If, at any time during the time frame in which a Tatum Professional is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this Agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Professional, or engages such Tatum Professional as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 25% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as base cash salary, incentive, signing and other cash bonuses, and any other cash compensation that may be earned by the Tatum Professional during the first 12 months of employment with the Company (or its subsidiary or affiliate) following conversion regardless of when or if such compensation is actually paid.

The placement fee shall be invoiced to Company upon the commencement of the Tatum Professional's employment or engagement with the Company (or its subsidiary or affiliate). Payment shall be made in accordance with the terms of Section 4 hereof.

7.Representations and Warranties and Disclaimers. Tatum represents and warrants that: (i) it is authorized to enter into this Agreement and to perform its obligations hereunder, and (ii) its obligations under this Agreement shall be performed or provided in a professional, competent, and diligent manner by knowledgeable, trained and qualified personnel, all in accordance with the terms of this Agreement and the highest standards of performance applicable to service providers in the industry for similar tasks and projects. EXCEPT AS OTHERWISE SET FORTH HEREIN, TATUM DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS OF USE OR PURPOSE. WITHOUT LIMITING THE FOREGOING, TATUM MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE TATUM PROFESSIONAL OR THE SERVICES PROVIDED HEREUNDER, AND TATUM WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY THE COMPANY IN FOLLOWING OR DECLINING TO FOLLOW ANY OF THE TATUM PROFESSIONAL'S ADVICE OR RECOMMENDATIONS. THE SERVICES PROVIDED BY TATUM AND THE TATUM PROFESSIONAL HEREUNDER ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES. THE SERVICES WILL NOT CONSTITUTE AN AUDIT, REVIEW, OPINION, OR COMPILATION, OR ANY OTHER TYPE OF FINANCIAL STATEMENT REPORTING OR ATTESTATION ENGAGEMENT THAT IS SUBJECT TO THE RULES OF THE AICPA OR OTHER SIMILAR STATE OR NATIONAL

PROFESSIONAL BODIES OR LAWS AND WILL NOT RESULT IN AN OPINION OR ANY FORM OF ASSURANCE ON INTERNAL CONTROLS.

8.Limitation of Liability; Indemnity.

(a)EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY IN ANY AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, WILL, IN THE AGGREGATE, EXCEED THE GREATER OF (I) $100,000 OR (II) THE ACTUAL FEES PAID BY THE COMPANY TO TATUM OVER THE PREVIOUS TWELVE MONTHS OF THIS AGREEMENT. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN OR A PARTY’SGROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL.

(b)ANY LIABILITY FOR INDEMNIFICATION OBLIGATIONS AS SET FORTH HEREIN, OTHER THAN AN OBLIGATION ARISING FROM A CLAIM THAT A TATUM PROFESSIONAL PROVIDING SERVICES HEREUNDER IS AN EMPLOYEE OF THE COMPANY OR ANY OF THE COMPANY’S AFFILIATES (OR THAT THE COMPANY OR AN AFFILIATE OF COMPANY IS A JOINT EMPLOYER OF SUCH PERSONNEL), SHALL NOT EXCEED AN AMOUNT OF FIVE HUNDRED THOUSAND DOLLARS ($500,000).

(c)THE COMPANY AGREES TO INDEMNIFY THE TATUM PROFESSIONAL TO THE FULL EXTENT THE COMPANY PROVIDES INDEMNITY TO ALL OTHER OFFICERS OF THE COMPANY SO LONG AS THE TATUM PROFESSIONAL SERVES AS AN OFFICER OF THE COMPANY.

EACH PARTY (THE “INDEMNIFYING PARTY”) AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS AND EXPENSES SUFFERED OR INCURRED IN CONNECTION WITH ANY CLAIM, ACTION, SUIT OR PROCEEDING OF ANY THIRD PARTY RELATING TO OR IN CONNECTION WITH A MATERIAL BREACH OF THIS AGREEMENT, HOWEVER, AN INDEMNIFYIG PARTY SHALL NOT BE LIABLE FOR LOSSES (AND RELATED EXPENSES) TO THE EXTENT THEY ARE FINALLY JUDICIALLY DETERMINED TO HAVE RESULTED SOLELY FROM THE WILLFUL MISCONDUCT, GROSS NEGLIGENCE, NEGLIGENT MISREPREPSATION OR A MORE CULPALCE ACT OR OMISSINS OF THE INDEMNFIED PARTY. EACH INDEMNFYING PARTY FURTHER AGREES TO REIMBURSE EACH INDEMNIIED PARTY FOR ALL REASONABLE FEES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) AS THEY ARE INCURRED, INCLUDING EXPENSES INCURRED IN CONNECTION WITH THE INVESTIGATION OF, PREPARATION FOR OR DEFENSE OF ANY PENDING OR THREATENED CLAIM OR ANY ACTION OR PROCEEDING ARISING THEREFROM, WHETHER OR NOT SUCH INDEMNIFIED PARTY IS A PARTY, RELATING TO, ARISING FROM OR IN CONNECTION THEREWITH.

9.Insurance.

(a) Tatum. At all times during the term of this Agreement, Tatum shall maintain at its expense and benefit (a) Workers' Compensation insurance which provides coverage for all employees of Tatum, including Tatum Professionals, as required by applicable law, (b) comprehensive general liability insurance with a policy limit of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate, and (c) such other industry-standard insurance coverage, in commercially reasonable amounts for a transaction of this type, as may be reasonably requested by the Company.

(b) Company. If Company is a public company and requires a Tatum Professional to serve as a Company officer or director, even on an interim basis, then Company shall maintain directors and officers insurance (“D&O Insurance”) covering the Tatum Professional in an amount reasonably acceptable to the Tatum Professional at no additional cost to Tatum or the Tatum Professional. If the Company is private and requires a Tatum Professional to serve as a Company officer or director, even on an interim basis, it will provide the Tatum Professional with substantially similar D&O Insurance as is provided to Company’s officers and directors, if any.

To the extent D&O Insurance is required by the above terms, Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors' and officers' extended reporting period or "tail" policy to cover the Tatum Professional for such five year time period. The Company's D&O Insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Professional.

10.Company Circumstances. In the case that the Company acknowledges to Tatum and the Tatum Professionals that, as of the date of this Agreement, it is -- and has been for a considerable period of time one or more of the following: in dire financial condition, suffering extensive losses, operating with negative EBITDA, or experiencing insufficient cash-flow; and as a result, Company has been unable to obtain further credit or investment and may well need to consider reorganization or liquidation in bankruptcy; the Tatum Professionals will endeavor to assist the Company in finding alternatives to bankruptcy. Tatum and the Tatum Professionals offer no assurances that the Company can otherwise be restructured or that the Company's distressed condition can be reversed.

Change in Company Circumstances. During the term of this Agreement, if the Company's financial condition or liquidity significantly deteriorates or the Company enters into discussions with restructuring or bankruptcy advisors, Tatum and the Company will review the current fee structure and payment terms under this Agreement (including any Schedule) and agree on appropriate modifications. For instance, Tatum may request to switch to an hourly rate if Tatum Professionals are required to work extended hours or a premium may be imposed for hours worked in excess of eight (8) hours upon mutual agreement of the Parties. In addition, Tatum and the Company will discuss the need for additional Tatum professionals with specialized skills in working with companies undergoing significant debt and equity restructuring, and as needed, Tatum professionals with experience helping companies seeking or operating under bankruptcy protection. The agreed upon additional professionals will be engaged under terms and fees commensurate to the expertise and services to be provided, as mutually agreed upon in writing between the Company and Tatum.

11.Sanctions. Company represents that any provision of services by Company and any payment by Company to Tatum shall not result in any breach of any trade, economic or financial sanctions laws or regulations.

12.Non-Solicitation. Neither Party shall solicit or hire any employee of the other Party directly involved in the performance of this Agreement or that either party became aware of through the performance of this Agreement during the term of this Agreement and for a period of six (6) months thereafter; provided, however, that this provision shall not restrict in any way either Party’s right to solicit or recruit generally in the media or on the internet and shall not prohibit either Party, nor any subsidiary, parent or affiliated entity, from hiring an employee of the other Party who answers any advertisement or who otherwise voluntarily applies for hire without having been personally solicited or recruited.

13.Governing Law and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of New York, without regard to conflicts of laws provisions.

(b) This Agreement and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of New York, without giving effect to provisions thereof regarding conflict of laws. All claims arising out of or related to this Agreement must be litigated exclusively in the courts of competent jurisdiction located in the State of New York, County of New York. Company and Tatum waive any objection based on personal jurisdiction and forum and waive any objection to venue of any action instituted hereunder to the extent that an action is brought in the courts identified above. Each Party agrees that a final judgment in any such action shall be conclusive and may be enforced in any other jurisdiction in any manner provided by law. (c) In the event any employee of Tatum (including, without limitation, any Tatum Professional) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional's actual and documented time (based on customary rates) and expenses, as well as the actual and documented fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

14.Confidentiality. The confidentiality and non-use obligations set forth in the Nondisclosure Agreement dated November 30, 2020 between the parties (the “NDA”) shall be incorporated by reference as if set forth herein in their entirety and shall remain in effect for a three (3) year period following the termination of this Agreement. In addition, the Parties agree to keep the terms of this Agreement confidential other than as may be required by the Company to disclose under any applicable securities or other laws. Tatum further agrees that it shall advise the Tatum Professional to not share any Company information received by the Tatum Professional with Tatum and Tatum agrees that the Tatum Professional shall be obligated to sign any confidentiality, data privacy, or ownership of work product or similar agreements requested by the Company as a condition to this Agreement.

15.Miscellaneous.

(a) This Agreement together with all Schedules constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the Parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both Parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either Party of a substantial portion of its bargain.

(c) Neither Party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the Party electing to waive the right or remedy. The waiver by any Party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d) Neither Party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such Party's reasonable control.

(e) Neither Party may assign its rights or obligations under this Agreement without the express written consent of the other Party. Notwithstanding the foregoing, either Party shall be entitled (without the consent of the other Party) to assign or transfer this Agreement and/or assign its obligations, rights and benefits in this Agreement to a purchaser(s) of all or substantially all of its assets or business, in connection with a merger (including by operation of law), consolidation, reorganization or other change of control transaction, or to any of its affiliates.

(f) Nothing in this Agreement will confer any rights upon any person or entity other than the Parties hereto and their respective successors and permitted assigns and the Tatum Professional(s).

(g) The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses that have already accrued (including witness fees and expenses, if any), hiring the Tatum Professional(s), governing law, venue, limitation of liability and indemnity.

(h) The prevailing Party shall be entitled to reimbursement from the other Party for all costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and arbitration fees) incurred by such prevailing Party in enforcing its rights under this Agreement.

(i) In no event will Tatum use the Company's logo(s), name(s), trademarks, or other intellectual property without the prior written consent of the Company in each instance. Without limiting the foregoing, Tatum will not use the Company's logo(s), name(s), trademarks, or other intellectual property in any press release or general circulation advertisement without the Company's prior written consent.

(j) Tatum is an independent contractor, and this Agreement does not create any employment, partnership or agency relationship between the Parties, and neither Party will be considered, or will hold itself out as an agent, representative, partner or joint venture of the other Party for any purpose.

(k) All notices required to be given hereunder shall be Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14(k), and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international courier service, (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, or (c) upon written confirmation of receipt from the recipient when sent by email; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation.

If to the Company:

Blue Apron, LLC

Attention: General Counsel

28 Liberty Street, 28th Floor

New York, NY 10005

With a copy to: legalnotice@blueapron.com

If to Tatum:

Randstad Professionals Us, LLC d/b/a Tatum

Attention: Legal Department

3625 Cumberland Blvd., Suite 600

Atlanta, GA 30339

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

RANDSTAD PROFESSIONALS US, LLC d/b/a TATUM:		BLUE APRON HOLDINGS, INC:

By:		By:
Name:	/s/ Janee Brown	Name:	/s/ Linda Findley

Title:	Associate General Counsel	Title:	CEO

Date:	September 29, 2022	Date:	September 29, 2022

Template Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated September 29, 2022 (the "Agreement"), by and between Randstad Professionals US, LLC d/b/a Tatum ("Tatum") and Blue Apron, Holdings, Inc. (the "Company") and will be governed by the terms and conditions of the Agreement.

1.Tatum Professional Name: Mitch Cohen

2.Position Title: Interim CFO and Treasurer (including Treasurer Company subsidiaries). The Parties acknowledge that during the first [two to three] weeks of the Engagement, Mr. Cohen shall solely provide transition services until such time that the Company notifies him that he has been appointed an officer of the Company. Prior to being appointed as an officer Mr. Cohen shall be referred to as a “Financial Consultant”.

3.Company Supervisor: CEO and President (Linda Findley)

4. Services: Tatum Professional shall provide all services required of a public company Chief Financial Officer, included but not limited to, services relating to all Finance, Accounting, FP&A, Investor Relations and other similar areas identified by Company and sit on the Executive Leadership Team of the Company. The Tatum Professional shall attend all meetings, including Board meetings, as requested of the Chief Executive Officer and attend all third-part conferences and meetings as directed by the CEO.

5.Start Date: On or after September 26, 2022 as mutually agreed in writing by the Company and Tatum

6.Minimum Term: Two Months

7.Fees: Except as otherwise set forth below, the Company will pay to Tatum an hourly rate of $400 for the Tatum Professional. If Company is paying a weekly fee, the fees will be prorated for the first and final fee period based on the number of days in such period. The weekly fee includes allowance for holidays, personal days, and vacation for the Tatum Professional consistent with the Company's policy as it applies to similarly situated employees of the Company.

Overtime is defined by the requirements of local, state and federal law (e.g., hours worked by a non-exempt Tatum Professional is excess of eight hours in a day or 40 hours in a week). Overtime will be billed at one and a half times the applicable (regular) hourly bill rate set forth above. However, if the Tatum Professional is entitled to "double time" for such overtime hours under applicable local, state or federal law, such overtime will be billed at two times the applicable (regular) hourly bill rate set forth above.

As a condition to providing the Services, Tatum requires Company to pay a security deposit in the amount equal to $16,000 (the "Deposit"), which is invoiced upon execution of this Schedule and shall be paid within thirty (30) days following receipt of the invoice delivered in accordance with Section 4 of the Agreement. If the Company materially breaches the Agreement (including the terms of any Schedule or any other agreement between the Company and Tatum or any Tatum Professional) and fails to cure such breach as provided for herein (or therein), Tatum will be entitled to apply the Deposit to its or the Tatum Professional's adjudicated damages resulting from such breach. In the event the Deposit falls below the amount required to cover payment obligations or other resulting damages, the Company will pay Tatum an additional amount equal to the shortfall. Upon the expiration or termination of the Agreement, Tatum will first apply the Deposit to any undisputed and unfulfilled payment obligations of the Company to Tatum or any Tatum Professional (or to any adjudicated damages owed to Tatum or any Tatum Professional), and the remaining balance of the Deposit, if any, shall be returned to the Company.

In the event of an actual conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

s
Randstad Professionals US, LLC d/b/a Tatum:	Blue Apron, Holdings, Inc.:

By: /s/ Janee Brown	By: /s/ Linda Findley
Name: Janee Brown	Name: Linda Findley

Title: Associate General Counsel	Title: Chief Executive Officer

Date: September 29, 2022	Date: September 29, 2022